Exhibit 10.7

Execution Version

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) dated as of April 27, 2023, is made by and between Bank 34, a federal savings bank (the “Bank” or the “Employer”) and Kim Yacuel, an individual resident of Arizona (the “Executive”). References herein to the “Company” refer to Bancorp 34, Inc., a Maryland corporation, the parent company of Employer. Certain terms used in this Agreement are defined in Section 17 hereof.

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of April 27, 2023, by and between the Company, and CBOA Financial, Inc., the Executive’s employer as of the date this Agreement was presented (“CBOA”), (the “Merger Agreement”), CBOA will merge with and into Company, with Company being the surviving corporation (the “Merger”).

WHEREAS, contingent on the consummation of the Merger, the Bank wishes to provide the Executive with certain additional compensation and benefits if the Executive’s employment is terminated by the Executive for Good Reason or by the Employer without Cause (as such terms are defined herein) following a Change in Control, all as specifically set forth in this Agreement.

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence on the effective date of the Merger and be for a term of ending April 30, 2025 (the “Term”). Commencing on May 1, 2025 and continuing each May 1st thereafter during the Term of this Agreement, the Term hereof shall automatically be extended for an additional one-year period beyond the then-effective expiration date unless a written notice from the Employer is received 90 days prior to such anniversary advising the other that this Agreement shall not be further extended.

2.       Terms of At-Will Employment. Executive and the Employer acknowledge that the employment of the Executive by the Employer is “at will” and Executive shall have no rights to continued employment under this Agreement. During the term of her employment by the Employer, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote the Executive’s full business time and attention to the business and affairs of the Employer and, to the extent necessary to discharge the responsibilities assigned to the Executive by the Board of Directors, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.

3.       Change in Control Payment; Release of Claims.

(a)       If prior to the end of the Term of this Agreement, and simultaneously with or within one year after a Change in Control (as defined below), the Executive’s employment is terminated by the Employer without Cause or if the Executive terminates for Good Reason, the Executive shall be entitled to the following:

(i) the Employer shall pay the Executive within 60 days following the Executive’s last day of employment cash compensation in a single lump sum payment in an amount equal to the sum of Executive’s then current annual base salary plus the average of her last two years’ bonuses, plus any bonus awarded for previous years but which were not yet paid;

(ii) the Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Company’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (including regulations related thereto, “COBRA”), subject to any amendments to COBRA after the date of this Agreement. In accordance with COBRA (and subject to any amendments to COBRA after the date of this Agreement), assuming Executive is covered under the Employer’s group health plan as of her date of termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”). If Executive elects COBRA coverage for group health coverage in connection with a Qualifying Termination, then, she will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and the Company’s share of such premiums (the “Employer-Provided COBRA Premium”) shall be treated as taxable income to Executive. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this Subsection 3(a)(ii) shall be eliminated if and when the Executive is offered Affordable Care Act compliant group health coverage from a subsequent employer.

(b)       With the exceptions of the provisions of this Section 3, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 3, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives. Within 60 days of termination of the Executive’s employment, and as a condition to the Employer’s obligation to pay any severance hereunder, the Employer and the Executive shall enter into a release in the form acceptable to the Employer, and the Executive may not revoke such release within the revocation period stated in such release (which period shall be no longer than the period required to comply with applicable law), which shall acknowledge such remaining obligations and discharge the Employer and its officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Employer, including the circumstances of such termination. In addition, if such severance payment is made by the Employer, and if the 60-day period spans two calendar years, regardless of when such release is executed by the Executive, such severance payment must be made in the subsequent calendar year, regardless of when the release is executed by the Executive.

(c)       The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code. If the Employer’s independent accounting firm or independent tax counsel appointed by the Employer and reasonably acceptable to the Executive (“Tax Counsel”) determines that any or the aggregate value (as determined pursuant to Section 280G of the Code) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by the Employer to or for the benefit of the Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise), (a “Payment”) would constitute an excess parachute payment and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive as a result of such reduction will exceed the net after-tax benefit that would have been received by the Executive if no such reduction were made. The Payment shall be reduced by the Employer pursuant to the foregoing sentence in a manner that Tax Counsel determines maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where Tax Counsel determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to the Executive and the Executive shall be responsible for payment of any Excise Taxes relating to the Payment.

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All calculations and determinations under this Section 3 shall be made by Tax Counsel whose determinations shall be conclusive and binding on the Employer and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 3, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Employer and the Executive shall furnish Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section. The Employer shall bear all costs Tax Counsel may incur in connection with its services. In connection with making determinations under this Section, Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including without limitation, the Executive’s agreement to refrain from performing services pursuant to a covenant not to compete or similar covenant, and the Employer shall cooperate in good faith in connection with any such valuations and reasonable compensation positions.

(d)       Notwithstanding anything contained in this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. In addition, all obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

(e)       Any golden parachute payment obligation may be governed by FDIC regulations at 12 C.F.R. Part 359, if the institution’s condition warrants when the payment obligation arises (e.g., the employee is terminated when the institution is in troubled condition).  In the latter case, the payment obligation would be wholly conditional upon the parties having obtained the express approval of the institution’s appropriate federal banking agency, the FDIC, or the approval of the institution’s appropriate federal banking agency and the concurrence of the FDIC.  As provided in the FDIC’s regulations under 12 C.F.R. § 303.244 and 12 C.F.R. § 359.4, the agencies may, or may not, provide permission to pay some (or none) of these amounts solely within their discretion pursuant to a written application.  Moreover, the characterizations of the payments by the parties to this Agreement (e.g., as to what is ’severance’ or constitutes a ‘change-in-control’ payment) are not relevant under Part 359; if Part 359 is deemed applicable it will apply to all sums that constitute ‘golden parachute payments’ under Part 359 as interpreted by the appropriate agency or agencies, and may include health benefits (or some portion thereof), and incentive payments.

4.       Ownership of Work Product. The Employer shall own all Work Product arising during the Term or any extension thereof. For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer or any of its Affiliates that the Executive conceives, develops, or delivers to the Employer in connection with her employment with or duties to the Employer or its Affiliates. The Executive agrees to, at the Employer’s sole cost and expense, take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

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5.       Protection of Trade Secrets and Confidential Information.

(a)               Through exercise of Executive’s rights and performance of Executive’s obligations under this Agreement, Executive will be exposed to “Trade Secrets” and “Confidential Information” (as those terms are defined below). “Trade Secrets” shall mean information or data of or about Employer or any Affiliates (as defined in subsection 17(a)), including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with the definition of “trade secret” mandated under applicable law, the latter definition shall govern for purposes of interpreting Executive’s obligations under this Agreement. Except as required to perform Executive’s obligations under this Agreement, or except with Employer’s prior written permission, Executive shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of Employer. Executive’s obligations under this provision shall remain in force (during and after the Term) for so long as such information or data shall continue to constitute a Trade Secret under applicable law. Executive agrees to cooperate with any and all confidentiality requirements of Employer, and Executive shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets of which Executive becomes aware.

(b)               Executive agrees to maintain in strict confidence and, except as necessary to perform Executive’s duties for Employer, not to use or disclose any Confidential Information at any time, either during the Term of Executive’s employment or for a period of one (1) year after Executive’s last date of employment, so long as the pertinent data or information remains Confidential Information. “Confidential Information” shall mean any non-public information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by Executive during Executive’s employment, relating to Employer or any Affiliate or Employer’s or any Affiliate’s business, operations, customers, suppliers, products, employees, financial affairs or industrial practices. Notwithstanding anything herein to the contrary, no obligation or liability shall accrue hereunder with respect to any information that: (i) is or becomes publicly available without the fault of Executive; (ii) was, is or becomes available to Executive without a duty of confidentiality to the Bank or the Company prior to Executive’s employment by the Bank or from a person who, to Executive’s knowledge, is not otherwise bound, and who Executive has no reasonable basis to believe would be bound, by a confidentiality agreement with the Bank or the Company, or is not otherwise prohibited from providing the information to Executive by a legal or fiduciary obligation to the Bank or the Company in breach of this Agreement; or (iii) was or is independently developed or created by Executive without use of or reference to Confidential Information of the Bank or the Company.

(c)               Executive will abide by Employer’s and Company’s policies and regulations, as established from time to time, for the protection of its Confidential Information. Executive acknowledges that all records, files, data, documents, and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, technology and other materials relating to Employer or its Affiliated entities shall be and remain the sole property of Employer and/or such Affiliated entity. Executive agrees, upon the request of Employer, and in any event upon termination of Executive’s employment, to turn over all copies of all media, records, documentation, etc., pertaining to Employer (together with a written statement certifying as to Executive’s compliance with the foregoing).

(d)               The federal Defend Trade Secrets Act (“DTSA”) states:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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Accordingly, Executive shall have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive shall also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if Executive uses good faith efforts to ensure that the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by the DTSA.

6.       Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event within 30 days following any termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer or its Affiliates, their businesses or customers. Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.

7.       Indemnification. The Executive shall be entitled to the indemnification provided to officers pursuant to the Bank’s and the Company’s Articles of Incorporation and Bylaws and to the fullest extent permitted for officers of an Arizona state bank and Arizona business corporation pursuant to Arizona law and those provisions are incorporated herein by reference.

8.        Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

9.       Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by her, except that her right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of her estate.

10.       Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

11.       Governing Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Arizona, except to the extent governed by the laws of the United States of America in which case federal laws shall govern.

12.       Non-Waiver. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

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13.       Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion.

14.       Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Section 3 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Section 3 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 3 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of the Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in the Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Employer does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.

(a)       If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

(b)       Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, then payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

15.       Compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be limited to the extent applicable required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), including, but not limited to, clawbacks for such incentive payments as required by the Dodd-Frank Act and Section 10D of the Securities Exchange Act of 1934. The Executive agrees to such amendments, agreements, or waivers that are required by the Dodd-Frank Act or requested by the Employer to comply with the terms of the Dodd-Frank Act.

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16.       Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Employer. The Executive agrees that compliance by the Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Employer.

17.       Certain Definitions.

(a)       “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b)       “Cause” shall consist of any of Executive’s (i) material and adverse breach of any provision of this Agreement or any other written agreement between the Executive and the Bank, or failure to adhere to any material policy applicable generally to executive employees of the Bank; (ii) refusal or willful failure to perform her duties or to follow or implement a clear and lawful directive of the Board; (iii) conviction of, or the pleading of nolo contendre to, a crime involving moral turpitude (including, without limitation, forgery, money laundering, theft, embezzlement or fraud) or any felony under the laws of the United States or any state thereof; (iv) engagement in any willful misconduct, malfeasance or gross negligence in the performance of her duties, or a material violation of any provision of any state, local or federal laws, regulations, ordinances, ethics requirements or codes that are applicable to the performance of her duties; (v) breach of fiduciary responsibility; or (vi) commission of an act of dishonesty which is materially injurious to the Bank; provided, however, that any such termination shall not constitute termination for Cause unless, with respect to the circumstances set forth in clauses (i) and (ii) above only, and to the extent such circumstances are susceptible to cure: (A) the Bank provides written notice to the Executive of the conditions or circumstances, as applicable, claimed to constitute grounds for termination for Cause within 60 days of the Board first learning of the existence of such condition or circumstance (such notice to be delivered in accordance with Section 19); (B) the Executive shall have 30 days following receipt of such notice to cure such condition or circumstance; and (C) the Executive fails to remedy such condition or circumstance within 30 days of receiving such written notice thereof. Any determination leading to a termination for Cause under this Agreement shall be made by resolution adopted by vote of the Board at a meeting called and held for that purpose.

(c)       “Change in Control” shall be deemed to occur upon any of the following transactions:

(i)       Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or the Bank;

(ii)       Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company or the Bank that represent more than 50% of the combined voting power of the Company’s or Bank’s then outstanding voting securities (the “Outstanding Voting Securities”); provided, however, that for purposes of this Section 17(c)(ii), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company or Bank principally for bona fide equity financing purposes, (II) any acquisition by the Company or Bank, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 17(c)(iv)(A) and 17(c)(iv)(B), or (V) any acquisition involving beneficial ownership of less than 50% of the then-outstanding Common Shares of the Company or the Bank (the “Outstanding Common Shares”) or the Outstanding Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Bank or the Company; provided, however, that for purposes of this clause (V), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Bank or the Company;

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(iii)       During any period of not more than two (2) consecutive years, individuals who constitute the Board of the Bank or the Company as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on such Board (either by a specific vote or by approval of the proxy statement of the Bank or the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Bank or the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(iv)       Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Bank or the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Common Shares and the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Bank’s or the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Common Shares and the Outstanding Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(v)       Consummation of a stockholder-approved plan of complete liquidation of the Bank or the Company.

(e)       “Code” shall mean the Internal Revenue Code of 1986.

(f)       “Good Reason” shall mean shall mean the occurrence of any of the following events, without the express written consent of the Executive: (i) the Employer’s material breach of any of its obligations under this Agreement; (ii) any material adverse change in Executive’s duties or authority or responsibilities (including reporting responsibilities), or the assignment of duties or responsibilities to Executive materially inconsistent with her position, (iii) Executive is no longer serving as the Chief Operations Officer of the Bank and of the Company, (iv) reduction in Executive’s total annual cash compensation opportunity (i.e., Base Salary and target annual bonus), (v) a relocation of Executive’s principal place of employment to a location more than fifty (50) miles from the Employer location from which the Executive was providing services immediately prior to the relocation of the Executive’s place of employment, or (vi) the failure of a successor to the Employer to assume the Employer’s obligations under this Agreement, provided, that, for (i) – (vi) above, Executive has given written notice to the Employer of the condition giving rise to Good Reason within ninety (90) days after its initial occurrence and the Employer fails to cure such condition within thirty (30) days following the receipt of such written notification by the Executive to the Employer. If the Employer does not remedy this condition, the Executive’s employment shall be terminated on the later of (i) the 30th day following the Executive’s delivery of a Notice of Termination or (ii) the 120th day after the Change in Control.

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(g)       “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination (not less than 30 days from the date of the notice), indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(h)       “Terminate,” “terminated,” “termination,” or “termination of the Executive’s employment” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).

(i)       “Territory” shall mean a radius of 50 miles from (i) the main office of the Bank or (ii) any branch or loan production office of the Bank existing as of the date of termination of the Executive’s employment with the Employer.

18.       Payment of Attorneys’ Fees. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of the Executive’s rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such costs. Accordingly, if it should appear to the Executive that the Employer is acting or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Employer has purported to terminate the Executive’s employment for Cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Employer or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover (other than as required by law) from the Executive the benefits provided or intended to be provided to the Executive hereunder, and the Executive has acted in good faith to perform the Executive’s obligations under this Agreement, the Employer irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice at the expense of the Bank to represent the Executive in connection with the protection and enforcement of the Executive’s rights hereunder, including without limitation representation in connection with termination of the Executive’s employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Bank or any director, officer, shareholder or other person affiliated with the Employer, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel.

19.       Entire Agreement; Waiver and Release. This Agreement supersedes and replaces in their entirety any and all previous agreements between the Executive and the Employer regarding compensation or terms of employment of the Executive.

20.       Survival. The obligations of the parties pursuant to Sections 3(d-e), 4 through 9, 16 and 18 as applicable, shall survive the Executive’s termination of employment hereunder including, if applicable, for the period designated under each of those respective sections.

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21.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Transmission by facsimile, email, or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

[signatures appear on following page]

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IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officer thereunto duly authorized and the Executive has signed and sealed this Agreement, effective as of the date described above.

BANK 34
ATTEST:
By:	/s/ Kevin Vaughn	By:	/s/ James Crotty
Name:	Kevin Vaughn	Name:	James Crotty
		Title:	President & CEO

EXECUTIVE

/s/ Kim Yacuel
Kim Yacuel

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